Exhibit 10.58
                     FIFTH AMENDMENT TO
               ENRON CORP. 1994 DEFERRAL PLAN


     WHEREAS, Enron Corp. (the "Company") has heretofore adopted the Enron Corp. 1994 Deferral Plan (the "Plan"); and


     WHEREAS, the Board of Directors of the Company has determined and authorized that the Plan be amended to provide that with respect to Participants who are employed in states which impose state income tax on Plan benefits, the Committee may determine the amount, manner and/or time of payment of benefits under the Plan, and to provide for the establishment of a new Stock Option Deferral Account in which Participants, designated by the Committee, may elect to defer receipt of shares of Enron Corp. common stock from the exercise of a stock option granted under a stock plan sponsored by Enron Corp., when such exercise is made by means of a stock swap using shares owned by the Participant;

     NOW, THEREFORE, the Plan is amended as follows:

     1.  The following sentence is added to the end of
         Article VI:

     "Notwithstanding any provision in this Article VI, or elsewhere in the Plan, with respect to Participants who are employed in states which impose state income tax on Plan benefits, the Committee may determine the amount, manner and/or time of payment of benefits under the Plan, including, but not limited to, a requirement of at least a ten year minimum payout period for Deferral Plan benefits."


     2.   New Section 3.5 is added to the end of Article
          III:

     3.5 Stock Option Deferral. Participants, designated by the Committee, may make an advance written election to defer receipt of shares of Enron Corp. common stock from the exercise of a stock option granted under a stock plan sponsored by Enron Corp., when such exercise is made by means of a stock swap using shares owned by the Participant. Elections to defer receipt of such shares shall be made pursuant to guidelines established by the Committee, and the value of such shares shall be credited to a Stock Option Deferral Account in a Participant's name who makes such an election. A deferral credited to a Participant's Stock Option Deferral Account shall be in an amount equal to the number of shares deferred multiplied by the per share exercise price of the exercised stock option, and shall be treated as if the amount of the deferral had purchased shares of Enron Corp. common stock at such per share exercise price. Such deferrals will be credited with cumulative appreciation and/or depreciation based on the price of Enron Corp. common stock. Dividend equivalents will be credited quarterly to the Participant's Stock Option Deferral Account and treated as if reinvested in Enron Corp. common stock. Payments from a Participant's Stock Option Deferral Account will be made subject to applicable provisions of the Plan and the Participant's deferral election, on a form acceptable to the Committee. The Committee shall cause such payments to be made in shares of Enron Corp. common stock.

     AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.


Date:  December 10, 1996           ENRON CORP.


                              By:  PHILIP J. BAZELIDES
                              Title: Vice President Human Resources


ATTEST:


PEGGY B. MENCHACA
Title:  Vice President & Secretary